Exhibit 10.12

SPIRIT MTA REIT

NON-EMPLOYEE TRUSTEE COMPENSATION PROGRAM

Eligible Trustees (as defined below) on the board of trustees (the “Board”) of Spirit MTA REIT (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Trustee Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company, Spirit Realty Capital, Inc. (“Spirit”) or any of their respective parents, affiliates or subsidiaries (each, an “Eligible Trustee”), unless such Eligible Trustee declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the distribution by Spirit to its shareholders of all of the outstanding common shares of beneficial interest of the Company (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Trustee shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation.

a. Annual Retainers. Effective upon the Effective Date, each Eligible Trustee shall be eligible to receive an annual cash retainer of $125,000 for service on the Board.

b. Meeting Fees. After the occurrence of six meetings of the Board following the Effective Date, each Eligible Trustee will be paid $1,500 for each meeting of the Board attended in person or telephonically.

c. Payment of Retainers. The annual cash retainers and meeting fees described in Sections 1(a) and 1(b) above shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than thirty days following the end of each calendar quarter, with the final calendar quarter payment being made prior to the end of the applicable fiscal year.

2. Equity Compensation. Eligible Trustees shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Program or the Equity Plan, the amount of any cash compensation and/or the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Equity Plan or any other applicable Company agreement, program, policy or plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

a. Spin-Off Restricted Share Awards. Each Eligible Trustee serving on the Board as of the Effective Date automatically shall be granted a Restricted Share award covering a number of the Company’s common shares of beneficial interest (the “common shares”) equal to $375,000, divided by the volume weighted average price per share of the Company’s common shares over the 30 consecutive trading-day period beginning on (and including) the first trading day following the Effective Date (the “VWAP Period”), rounded to the nearest whole common share and subject to adjustment as provided in the Equity Plan. Each such award will be granted on the trading day immediately following the last day of the VWAP Period, and each such award shall vest in full on the earlier of (i) the date of the annual meeting immediately following the grant date or (ii) the one-year anniversary of the Effective Date, subject to continued service.

b. Initial Restricted Share Awards. Each Eligible Trustee who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted on such date, a Restricted Share award covering a number of the Company’s common shares equal to $375,000, divided by the closing price per share of the Company’s common shares on such election or appointment date, rounded to the nearest whole common share and subject to adjustment as provided in the Equity Plan. Each such award shall vest in full on the one-year anniversary of the grant date, subject to continued service.

c. Annual Restricted Share Awards. An Eligible Trustee who is serving on the Board as of the date of the annual meeting of the Company’s shareholders each calendar year beginning with calendar year 2019 automatically shall be granted, on such date, a Restricted Share award covering a number of shares of the Company’s common shares equal to $125,000, divided by the closing price per share of the Company’s common shares on the trading day immediately preceding the applicable grant date, rounded to the nearest whole common share and subject to adjustment as provided in the Equity Plan. Each such award shall vest in full on the earlier of (i) the date of the next annual meeting following the grant date or (ii) the one-year anniversary of the grant date, subject to continued service.

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